Exhibit 99(m)(6)

SHAREHOLDER SERVICES AGREEMENT

Manning & Napier Fund, Inc. (the “Company”) is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company, on behalf of its portfolios and classes of such portfolios, as listed on Exhibit A attached hereto (each, a “Class” and, collectively, the “Classes,” and each, a “Fund” and, collectively, the “Funds”), has adopted a Shareholder Services Plan (the “Plan”) to enable the Company to directly or indirectly bear expenses relating to providing shareholder services. Pursuant to the Plan, the Company desires to retain Manning & Napier Advisors, Inc. (“MNA”) to provide the services described therein to its clients (the “Clients”) who from time to time beneficially own shares (“Shares”) of the Classes of the Funds, and such services are in addition to the services being performed by MNA under the Master Services Agreement between the Company and MNA, dated April 14, 2000, as amended. MNA is willing to provide such shareholder services in accordance with the terms and conditions of this Agreement.

Section 1. MNA will provide one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

(i)	maintaining accounts relating to Clients that invest in Shares of the Classes of the Funds;

(ii)	providing information periodically to Clients showing their positions in Shares;

(iii)	arranging for bank wires;

(iv)	responding to Client inquiries relating to the services performed by MNA;

(v)	responding to inquiries from Clients concerning their investments in Shares of the Classes of the Funds;

(vi)	forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend and capital gain, tax reporting, distribution and tax notices to Clients;

(vii)	processing purchase, exchange and redemption requests from Clients and placing such orders with the Funds or their service providers;

(viii)	assisting Clients in changing dividend options, account designations, and addresses;

(ix)	providing sub-accounting with respect to Shares beneficially owned by Clients;

(x)	processing dividend payments from the Fund on behalf of Clients;

(xi)	providing information periodically to Clients showing their position in Shares of the Classes of the Funds; and

(xi)	providing such other similar services as the Fund may reasonably request to the extent that MNA is permitted to do so under applicable laws or regulations.

Section 2. MNA will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in MNA’s business, or any personnel employed by MNA) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

Section 3. Neither MNA nor any of its officers, employees, or agents is authorized to make any representations concerning the Classes, the Funds or the Shares of the Classes of the Funds, except those contained in the Funds’ then-current prospectus or Statement of Additional Information, copies of which will be supplied to MNA, or in such supplemental literature or advertising as may be authorized by the Company’s principal underwriter (the “Distributor”). No person is authorized to distribute any sales material relating to the Classes or the Funds without the prior approval of the Distributor.

Section 4. For purposes of this Agreement, MNA will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Company in any matter or in any respect.

Section 5. The Company shall be under no liability to MNA hereunder except for its failure to exercise good faith in discharging the obligations expressly assumed by it hereunder. In carrying out its obligations, MNA agrees to act in good faith and without negligence. By its written acceptance of this Agreement, MNA agrees to and does release, indemnify and hold harmless the Company and the Funds and their respective successors and assigns, each of their respective officers and directors, and each person who controls either the Company or the Funds within the meaning of Section 15 of the Securities Act of 1933 (the “Securities Act”) against any loss, liability, claim, damages or expense (including reasonable attorneys’ fees and expenses) arising by reason of (i) any direct or indirect actions or inactions of or by MNA or its officers, employees or agents regarding its responsibilities hereunder, (ii) the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by Clients, or (iii) any breach of the provisions of this Agreement by MNA or its successors or permitted assigns. Nothing contained in this Agreement is intended to operate as a waiver by the Company or MNA of compliance with any provision of the 1940 Act, the Securities Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

Section 6. MNA and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Company, the Distributor or their designees concerning the performance of MNA’s responsibilities under this Agreement.

Section 7. MNA agrees to comply with the provisions contained in the Securities Act governing the delivery of a prospectus to Clients.

Section 8. MNA represents that it has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which has been properly maintained and made part of its corporate records and further represents that it possesses the legal authority to perform the services contemplated by this Agreement without violating applicable law (and this Agreement shall automatically terminate in the event that MNA no longer possesses such authority). MNA agrees that it will not offer or sell Shares in violation of applicable law.

Section 9. MNA will (i) maintain all records required by law to be kept by MNA relating to transactions in Shares and, upon reasonable request by the Company, promptly make such records available to the Company, and (ii) promptly notify the Company if MNA experiences any difficulty in maintaining the records described in the foregoing clause in an accurate and complete manner. If MNA holds Shares as a record owner for Clients, MNA will be responsible for maintaining all necessary books and Client account records which reflect their beneficial ownership of Shares, which records shall specifically reflect that MNA is holding Shares as agent, custodian or nominee for such Clients.

Section 10. In consideration of the services and facilities to be provided by MNA, each Fund will pay to MNA a fee up to the annual rate stated in Exhibit A to this Agreement, which fee will be computed daily and paid monthly. The fee is based on the average daily net asset value of the Shares of the relevant Class owned by the Clients. MNA may waive all or any portion of its fee from time to time. The Company may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Class or Fund, including the sale of Shares for the account of any Client(s).

Section 11. The Company may enter into other similar servicing agreements with any other person or persons without the consent of MNA.

Section 12. By its written acceptance of this Agreement, MNA represents, warrants, and agrees that the services provided by MNA under this Agreement will in no event be primarily intended to result in the sale of Shares.

Section 13. MNA acknowledges that, with respect to the Clients, it is responsible for complying with any applicable anti-money laundering laws, rules, regulations, and other requirements and agrees as follows:

(i)	For so long as MNA is an entity not subject to the requirements of the USA PATRIOT Act of 2001, it agrees to take all reasonable steps to (1) determine (i) the identity of the Clients, (ii) the source of the Clients’ funds, and (iii) whether the Clients are involved in money laundering activities; (2) monitor the Clients’ transactions in order to detect attempted or actual money-laundering activities involving Shares of the Company; and (3) comply with all applicable laws and regulations, including, but not limited to, all applicable regulations of the Office of Foreign Assets Control and the Financial Crimes Enforcement Network. MNA further agrees to promptly notify the Company of any suspicious activity relating to transactions involving Shares of the Company. In addition, MNA agrees to fully cooperate with requests from government regulators and the Company for information relating to transactions involving Shares of the Company.

(ii)	MNA will promptly notify the Company if it becomes an entity subject to the requirements of the USA PATRIOT Act of 2001.

Section 14. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Company and shall continue until terminated by either party. This Agreement is terminable with respect to any Class of Shares of any Fund, without penalty, upon ten (10) days’ notice to the other party. With respect to a Class of a Fund, this Agreement shall automatically terminate immediately upon either (i) the vote of a majority of those Directors of the Company who are not interested persons, as defined in Section 2(a)(19) of the 1940 Act, of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreements relating to it, or (ii) the termination of the Plan for such Class.

Section 15. The Funds are not intended for investment by market timers. MNA hereby agrees that it will not engage in or facilitate market timing activities in the Funds and will use its best efforts to cooperate with the Company to enforce the Company’s policies with respect to such activities.

Section 16. The Company and MNA agree to keep confidential all proprietary data, software, processes, information and documentation related to this Agreement, except as may be necessary to perform its obligations under this Agreement or as otherwise may be agreed to from time to time by the parties.

Section 17. The provisions of Section 5 and Section 16 of this Agreement shall survive termination of this Agreement.

Section 18. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

Section 19. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements. This Agreement may be amended by the Company at any time by written notice to MNA. MNA’s continued performance of services under this Agreement or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute MNA’s acceptance of such amendment.

Section 20. All notices and other communications to either the Company or MNA will be duly given if mailed, faxed, or transmitted by any similar means of communication mutually acceptable to the parties, to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 21. This Agreement will be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of law principles thereof and may not be assigned, as defined in Section 2(a)(4) of the 1940 Act, by either party hereto without the written consent of the other party.

By their signatures, the Company and MNA agree to the terms of this Agreement.

MANNING & NAPIER FUND, INC.		MANNING & NAPIER ADVISORS, INC.
Attn: Jodi Hedberg		Attn: Michelle Thomas
290 Woodcliff Drive		290 Woodcliff Drive
Fairport, NY 14450		Fairport, NY 14450

By:	/s/ Jodi L. Hedberg	By:	/s/ Michelle Thomas
Name:	Jodi L. Hedberg	Name:	Michelle Thomas
Title:	Corporate Secretary	Title:	Corporate Secretary
Dated:	11/12/2007	Dated:	11/12/2007

EXHIBIT A

Fee Schedule

Funds and Class	Maximum Fees
Pro-Blend Conservative Term Series - Class S	0.20%
Pro-Blend Moderate Term Series - Class S	0.25%
Pro-Blend Extended Term Series - Class S	0.25%
Pro-Blend Maximum Term Series - Class S	0.25%